UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 19, 2011

TRANSATLANTIC PETROLEUM LTD.

(Exact name of registrant as specified in its charter)

Bermuda	001-34574	None
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Akmerkez B Blok Kat 5-6 Nispetiye Caddesi 34330 Etiler, Istanbul, Turkey	None
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: +90 212 317 25 00

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

Amendment and Waiver. On September 19, 2011, Amity Oil International Pty. Ltd. (“Amity”), DMLP, Ltd., Petrogas Petrol Gaz ve Petrokimya Ürünleri Inşaat Sanayi ve Ticaret AŞ. (“Petrogas”), Talon Exploration, Ltd., TransAtlantic Exploration Mediterranean International Pty. Ltd. and TransAtlantic Turkey, Ltd. (collectively, the “Borrowers”), and TransAtlantic Petroleum (USA) Corp., TransAtlantic Worldwide, Ltd. and TransAtlantic Petroleum Ltd. (the “Company”), entered into Amendment No. 2 (the “Amendment”) to that certain Amended and Restated Credit Agreement (the “Amended and Restated Credit Facility”) with Standard Bank Plc (“Standard Bank”), as administrative agent and as collateral agent. Each of the Borrowers is a wholly owned subsidiary of the Company. The Amendment is effective as of September 14, 2011.

Amendment Provisions. The Amendment amends Sections 7.17(d) and 7.17(e) of the Amended and Restated Credit Facility.

EMRA Approval. Prior to the Amendment, Section 7.17(d) of the Amended and Restated Credit Facility required the consent of the Energy Market Regulatory Authority of the Republic of Turkey to the assignment by Amity and Petrogas of their receivables no later than August 31, 2011. The Amendment extends the compliance date in Section 7.17(d) to no later than September 30, 2011.

Commercial Enterprise Agreement. Prior to the Amendment, Section 7.17(e) of the Amended and Restated Credit Facility required Amity and Petrogas to execute a certain commercial enterprise agreement no later than August 31, 2011. The Amendment extends the compliance date in Section 7.17(e) to no later than September 30, 2011.

Waiver Provisions. Pursuant to the Amendment, the lenders waived the requirements previously contained under Sections 7.17(d) and 7.17(e) of the Amended and Restated Credit Facility, and any defaults or events of default that may have arisen thereunder.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:	September 20, 2011

TRANSATLANTIC PETROLEUM LTD.

By:	/s/ Jeffrey S. Mecom
Jeffrey S. Mecom
Vice President and Corporate Secretary